Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: (212) 906-1200 Fax: (212) 751-4864 www.lw.com

FIRM/AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
January 5, 2005	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
Dex Media, Inc.	Milan	Singapore
198 Inverness Drive West	Moscow	Tokyo
Englewood, Colorado 80112		Washington, D.C.

File No.: 035567-0001

Re:	Registration Statement No. 333- ;

                         shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Dex Media, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of shares of                      common stock, par value $0.01 per share, and the associated preferred share purchase rights (together, the “Shares”), pursuant to a registration statement on Form S-1 (File No. 333–                     ) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 5, 2005, as may be amended (the “Registration Statement”), and a prospectus dated                             , 2005 (the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of the Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP